EXHIBIT 10.8

MEDIWOUND LTD.

2014 EQUITY INCENTIVE PLAN

ADOPTED:       , 2014

MEDIWOUND LTD.

2014 EQUITY INCENTIVE PLAN

Unless otherwise defined, terms used herein shall have the meaning ascribed to them in Section 2 hereof.

1.                            PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

1.1.                  Purpose.  The purpose of this 2014 Equity Incentive Plan (as amended, the “Plan”) is to afford an incentive to employees, directors, officers, consultants, advisors, and any other person or entity whose services (collectively, the “Service Providers”) to MediWound Ltd., an Israeli company (the “Company”), or to any Subsidiary or Affiliate of the Company, which now exists or hereafter is organized or acquired by the Company, are considered valuable to the Company, to continue as Service Providers, to increase their efforts on behalf of the Company or an Affiliate and to promote the success of the Company’s business, by providing such Service Providers with opportunities to acquire a proprietary interest in the Company by the issuance of Ordinary Shares of the Company, and by the grant of options to purchase Shares, awards of restricted Shares (“Restricted Shares”), Restricted Share Units (“RSUs”) and other Share-based Awards pursuant to the Plan.

1.2.                  Types of Awards. The Plan is intended to enable the Company to issue Awards under varying tax regimes, including:

(i)          pursuant and subject to the provisions of Section 102 of the Ordinance, and all regulations and interpretations adopted thereunder, including the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003 (the “Rules”) or such other rules published by the Israeli Income Tax Authorities (the “ITA”) (such Awards, “102 Awards”). 102 Awards may either be granted to a Grantee either through a Trustee or without a Trustee;

(ii)         pursuant to Section 3(9) of the Ordinance (such Awards, “3(9) Awards”);

(iii)                       Incentive Stock Options within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted U.S. federal tax statute, as amended from time to time, to be granted to Service Providers who are deemed to be residents of the United States, for purposes of taxation

(“Incentive Stock Options”);

(iv)                      Nonqualified Stock Options to be granted to Service Providers who are deemed to be residents of the United States for purposes of taxation; and

(v)                         other stock-based Awards pursuant to Sections 11 through 13 hereof.

In addition to the issuance of Awards under the relevant tax regimes in the United States of America and the State of Israel, the Plan contemplates issuances to Grantees in other jurisdictions with respect to which the Committee is empowered to make the requisite adjustments in the Plan and set forth the relevant conditions in the Company’s agreement with the Grantee in order to comply with the requirements of the tax regimes in any such jurisdictions.

The Plan contemplates the issuance of Awards by the Company, both as a private company and as a publicly traded company.

1.3.                  Construction. To the extent any provision herein conflicts with the conditions of any relevant tax law or regulation which are relied upon for tax relief in respect of a particular Award to a Grantee, the provisions of such law or regulation shall prevail over those of the Plan and the Committee is empowered hereunder to interpret and enforce the said prevailing provisions.

2.                            DEFINITIONS.

2.1.                  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth therein or herein), (ii) references to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof, shall refer to it as amended from time to time and shall include any successor thereof, (iii) reference to a person shall means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to the Plan in its entirety and not to any particular provision hereof and (v) all references herein to Sections shall be construed to refer to Sections to the Plan.

2.2.                  Defined Terms. The following terms shall have the meanings ascribed to them in this Section 2:

2.2.1.                        “Affiliate” shall have the meaning assigned thereto in Rule 405 of Regulation C under the Securities Act. For the purpose of Options granted pursuant to 102 Awards, “Affiliate” shall also mean an “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2.2.                        “Applicable Law” shall mean any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree of any federal, provincial, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange or trading system on which the Company’s shares are then traded or listed.

2.2.3.                        “Award” shall mean any Restricted Share, Option or any other Share-based award, granted to under the Plan and any Share issued pursuant to the exercise thereof.

2.2.4.                        “Board” shall mean the Board of Directors of the Company.

2.2.5.                        “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

2.2.6.                        “Committee” shall mean a committee established by the Board to administer the Plan, subject to Section 3.1.

2.2.7.                        “Companies Law” shall mean the Israel Companies Law, 5759-1999, and the regulations promulgated thereunder, all as amended from time to time.

2.2.8.                        “Controlling Shareholder” shall have the meaning set forth in Section 32(9) of the Ordinance.

2.2.9.                        “Disability” shall mean (i) the inability of a Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by a medical doctor satisfactory to the Committee or (ii) if applicable, a “permanent and total disability” as defined in Section 22(e)(3) of the Code or Section 409A(a)(2)(c)(i) of the Code, as amended from time to time.

2.2.10.                 “Employee” shall mean a person who is employed by the Company or any of its Affiliates, including, for the purpose of Section 102, an individual who is serving as an “office holder” as defined under the Companies Law, but excluding any Controlling Shareholder.

2.2.11.                 “Exercise Period” shall mean the period, commencing on the date of grant of an Option, during which an Option shall be exercisable, subject to any vesting provisions thereof and the termination provisions hereof.

2.2.12.                 “Exercise Price” shall mean the purchase price for each Share covered by an Option.

2.2.13.                 “Fair Market Value” per Share as of a particular date shall mean: (i) if the Shares are listed on any securities exchange, the average closing sales price per Share on the securities exchange (including, if applicable, The NASDAQ Stock

Market) on which the Shares are principally traded over the thirty (30) trading day period preceding the subject date; (ii) if the Shares are then quoted in an over-the-counter market, the average of the closing bid and asked prices for the Shares in that over-the-counter market during the thirty (30) trading day period preceding the subject date; (iii) if the Shares are not then listed on a securities exchange or quoted in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine, with full authority to determine the method for making such determination and which determination shall be conclusive and binding on all parties, and shall be made after such consultations with outside legal, accounting and other experts as the Committee may deem advisable; provided, however, that with respect to Nonqualified Stock Options, the Fair Market Value of the Shares shall be determined in a manner that satisfies the applicable requirements of Section 409A of the Code, and with respect to Incentive Stock Options, the Fair Market Value shall be determined in a manner that satisfies the applicable requirements of Section 422 of the Code, subject to Section 422(c)(7) of the Code. The Committee shall maintain a written record of its method of determining such value. If the Shares are listed or quoted on more than one established stock exchange or over-the-counter market, the Committee shall determine the principal such exchange or market and utilize the price of the Shares on that exchange or market (determined as per the method described in clauses (i) or (ii) above, as applicable) for the purpose of determining Fair Market Value.

2.2.14.                 “Grantee” shall mean a person who receives a grant of an Award under the Plan.

2.2.15.                 “Non-Employee” shall mean a consultant, adviser, Controlling Shareholder or any other Service Provider who is not an Employee.

2.2.16.                 “Nonqualified Stock Option” shall mean any Option granted to a Service Provider who is deemed to be a resident of the United States for purposes of taxation, which Option is not designated as, or does not meet the conditions for, an Incentive Stock Option.

2.2.17.                 “Options” shall mean all options to purchase Shares granted as 102 Awards, 3(9) Awards, Incentive Stock Options and Non-Qualified Stock Options, as well as options to purchase Shares issued under other tax regimes.

2.2.18.                 “Ordinance” shall mean the Israeli Income Tax Ordinance (New Version) 1961, and the regulations promulgated thereunder, all as amended from time to time.

2.2.19.                 “Parent” shall mean any company (other than the Company), which now exists or is hereafter organized, (i) in an unbroken chain of companies ending with the Company if, at the time of granting an Award, each of the companies in such chain (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain, or (ii) if applicable, as defined in Section 424(e)

of the Code.

2.2.20.                 “Retirement” shall mean a Grantee’s retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its affiliates in which the Grantee participates.

2.2.21.                 “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

2.2.22.                 “Shares” shall mean Ordinary Shares, nominal value NIS 0.01 of the Company, or shares of such other class of shares of the Company as shall be designated by the Board in respect of the relevant Award.

2.2.23.                 “Subsidiary” shall mean any company (other than the Company), which now exists or is hereafter organized or acquired by the Company, (i) in an unbroken chain of companies beginning with the Company if, at the time of granting an Award, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain, or (ii) if applicable, as defined in Section 424(f) of the Code.

2.2.24.                 “Ten Percent Shareholder” shall mean a Grantee who, at the time an Incentive Stock Option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary.

2.2.25.                 “Trustee” shall mean the trustee appointed by the Committee or the Board, as the case may be, to hold the respective Options and/or Shares (and, in relation with 102 Awards, approved by the Israeli tax authorities), if so appointed.

2.3.                  Other Defined Terms. The following terms shall have the meanings ascribed to them in the Sections set forth below:

Term	Section

102 Awards	1.2(i)

102 Capital Gains Track Options	9.1

102 Non-Trustee Options	9.2

102 Ordinary Income Track Options	9.1

102 Trustee Options	9.1

3(9) Awards	1.2(ii)

Cause	6.6.3

Company	1.1

Effective Date	25.1

Election	9.2

Eligible 102 Grantees	4.2

ISO Shares	8.4

ITA	1.2(i)

Market Stand-Off	17.1

Merger/Sale	14.2

Option Agreement	6

Plan	1.1

Required Holding Period	9.4

Restricted Period	11.4

Restricted Share Agreement	11

Restricted Share Unit Agreement	12.1

Restricted Shares	1.1

RSU	12.1

Rules	1.2(i)

Service Provider(s)	1.1

Successor Corporation	14.2.1

Withholding Obligations	18.3

3.                            ADMINISTRATION.

3.1.                  To the extent permitted under Applicable Law, the Articles of Association and any other governing document of the Company, the Plan shall be administered by the Committee.  In the event that the Board does not create a committee to administer the Plan, the Plan shall be administered by the Board in its entirety. In the event that an action necessary for the administration of the Plan is required under law to be taken by the Board, then such action shall be so taken by the Board. In any such event, all references herein to the Committee shall be construed as references to the Board. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Grantees unless otherwise determined by the Committee.

3.2.                  The Committee shall consist of two or more directors of the Company, as determined by the Board. The Board shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee, and shall fill vacancies in the Committee however caused, provided that the composition of the Committee shall at all times be in compliance with any mandatory requirements of Applicable Law. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine.  The Committee may appoint a Secretary, who shall keep records of its meetings, and shall make such rules and regulations for the conduct of its business as it shall deem advisable and subject to requirements of Applicable Law.

3.3.                  Subject to the terms and conditions of the Plan, any mandatory provisions of Applicable Law and any provisions of any Company policy required under mandatory provisions of Applicable Law, and in addition to the Committee’s powers contained elsewhere in the Plan, the Committee shall have full authority in its discretion, from time to time and at any time, to determine any of the following, or to recommend to the Board any of the following if it is not authorized to take such action according to Applicable Law:

(i)                                     eligible Grantees,

(ii)                                  grants of Awards and setting the terms and provisions of Option Agreements (which need not be identical) and any other agreements or instruments under which Awards are made, including, but not limited to, the number of Shares underlying each Award,

(iii)                               the time or times at which Awards shall be granted,

(iv)                              the vesting schedule, the acceleration thereof and conditions on which Awards may be exercised, and the amendment, modification of supplement (with the consent of the applicable Grantee, if such amendments refer to the extension of any vesting schedule determined for any Award or increase the Exercise Price of the Options or cancel any Award without compensation) of the terms of each outstanding Award, unless otherwise provided under the terms of the Plan.

(v)                                 the Exercise Price,

(vi)                              the interpretation of the Plan,

(vii)                           the rules and regulations relating to and for carrying out the Plan, and any amendment or rescission thereof, as it may deem appropriate,

(viii)                        the Fair Market Value of the Shares,

(ix)                              the tax track (capital gains, ordinary income track or any other track available under the Section 102 of the Ordinance) for the purpose of 102 Awards, and

(x)                                 the authorization of conversion or substitution under the Plan of any or all Awards or Shares and the cancellation or suspension of Awards, as necessary, provided that, unless consent is received from the Grantees, the interests of the Grantees are not materially harmed, and

(xi)                              any other matter which is necessary or desirable for, or incidental to, the administration of the Plan and any Award thereunder.

3.4.                  Grants of Awards shall be made from time to time by the Board or the Committee (as applicable) and the terms thereof shall be evidenced by a written notice to Grantees setting forth the terms of the Award. Such notice shall designate the type of Award as one of the following: (i) a 102 Award granted to a Trustee (either as a 102 Award (capital gain track) with Trustee or a 102 Award (ordinary income track) with Trustee), (ii) a 102 Award without a Trustee, (iii) a 3(9) Award, (iv) an Incentive Stock Option, (v) a Nonqualified Stock Option, or (vi) any other type of Award.

3.5.                  Subject to the mandatory provisions of Applicable Law, the grant of any Award, whether by the Committee or the Board, shall be deemed to include an authorization of the issuance of Shares upon the due exercise thereof.

3.6.                  The authority granted hereunder includes the authority to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside Israel to recognize differences in local law, tax policy or custom, in order to effectuate the purposes of the Plan but without amending the Plan.  Subject to the provisions of Applicable Law, the Committee shall have the authority to grant, in its discretion, to the holder of an outstanding Award, in exchange for the surrender and cancellation of such Award, a new Award having an Exercise Price lower than that provided in the Award so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan or to set a new Exercise Price for the same Award lower than that previously provided in the Award.

3.7.                  All decisions, determination and interpretations of the Committee shall be final and binding on all Grantees of any Awards under the Plan, unless otherwise determined by the Board. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.                            ELIGIBILITY.

4.1.                  Awards may be granted to Service Providers of the Company or any Affiliate thereof, taking into account the qualification under each tax regime pursuant to which such Awards are granted. A person who has been granted an Award hereunder may be granted additional Awards, if the Committee shall so determine, subject to the limitations herein. In determining the persons to whom Awards shall be granted and the number of Shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan or which it shall be required to consider pursuant to the provisions of Applicable Law or any provisions of any Company policy required under mandatory provisions of Applicable Law.

4.2.                  Subject to Applicable Law, 102 Awards may not be granted to Controlling Shareholders and may only be granted to Employees, including officers and directors, of the Company or any Affiliate thereof as of the time such Award is granted, and who are Israeli residents as of such time (“Eligible 102 Grantees”). Awards to Eligible 102 Grantees in Israel shall be 102 Awards.  Eligible 102 Grantees may receive only 102 Awards, which may either be grants to a Trustee or grants under Section 102 of the Ordinance without a trustee. Unless otherwise permitted by the Ordinance and the Rules, no 102 Awards to a Trustee may be granted until the expiration of thirty (30) days after the requisite filings under the Ordinance and the Rules have been appropriately made with the ITA.

4.3.                  Subject to Applicable Law, Non-Employees who are Israeli residents and are not Eligible 102 Grantees may only be granted 3(9) Awards under the Plan.

5.                            SHARES.

The initial number of Shares reserved for the grant of Awards under the Plan, together with the number of Shares reserved for issuance under any share incentive plans previously adopted by the Company (“Prior Plans”), shall be 3,032,742 Shares, subject to adjustment due to certain changes as provided under the Plan. The ‘pool’ of Shares reserved under the Plan will be automatically increased annually on each January 1 subsequent to the date of the adoption of the Plan, by a number of Shares equal to the lower of (i) 2% of the total number of outstanding shares of the Company as of immediately prior to such increase, (ii) 600,000 Shares, subject to adjustment due to certain changes as provided under the Plan, or (iii) a number of Shares determined by the Board to become reserved as of (or in lieu of) an upcoming January 1, if so determined prior to the January 1 on which the increase will occur. All of the Shares reserved for issuance under the Plan may be issued pursuant to the exercise of Incentive Stock Options.  The class of Shares shall be designated by the Board with respect to each Award and the notice of grant shall reflect such designation. Any Share underlying an Award granted hereunder or under a Prior Plan that has expired or was cancelled or terminated or forfeited for any reason without having been exercised shall be automatically, and without any further action on the part of the Company or any Grantee, returned to the “pool” of reserved Shares hereunder and shall again be available for grant for the purposes of the Plan (unless the Plan shall have been terminated) or unless the Board determines otherwise. Notwithstanding the other provisions of this Section 5, the Board may, subject to any other approvals required under any Applicable Law, increase or decrease the number of Shares to be reserved under the Plan. Such Shares may, in whole or in part, be authorized but unissued Shares, or Shares that shall have been or may be reacquired by the Company (to the extent permitted pursuant to the Companies Law) or by a trustee appointed by the Board under the relevant provisions of the Ordinance, the Companies Law or any equivalent provision of any other Applicable Law. Any Shares that are not subject to outstanding Awards at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

6.                            TERMS AND CONDITIONS OF OPTIONS.

Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee or a written notice delivered by the Company and accepted by the Grantee (the “Option Agreement”), in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option Agreement or the terms referred to in Sections 9 and 10 below. For purposes of interpreting this Section 6, a director’s service as a member of the Board or the services of an officer, as the case may be, shall be deemed to be employment with the Company or its Subsidiary or Affiliate.

6.1.                  Number of Shares. Each Option Agreement shall state the number of Shares covered by the Option.

6.2.                  Type of Option. Each Option Agreement shall specifically state the type of Option granted thereunder and whether it constitutes an Incentive Stock Option, Nonqualified Stock Option, 102 Award and the relevant track, 3(9) Award, or otherwise.

6.3.                  Exercise Price. Each Option Agreement shall state the Exercise Price. In the case of an Incentive Stock Option, the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares covered by the Option on the date of grant or such other price as may be required pursuant to the Code. For an Incentive Stock Option granted to any Ten-Percent Shareholder, the Exercise Price shall be no less than 110% of the Fair Market Value of the Shares covered by the Option on the date of grant. The Exercise Price of a Nonqualified Stock Option shall not be less than 100% of the Fair Market Value of the Shares on the date of grant unless the Committee specifically indicates that the Option will have a lower Exercise Price and the Option complies with Section 409A of the Code. In the case of any other Option, the per share Exercise Price shall be equal to the Fair Market Value of the Shares on the date of grant, or such other price as shall be determined by the Committee, provided, however, that in no event shall the Exercise Price of an Option be less than the nominal value of the shares for which such Option is exercisable.  Subject to Section 3 and to the foregoing, the Committee may reduce the Exercise Price of any outstanding Option. The Exercise Price shall also be subject to adjustment as provided in Section 14 hereof.  This Section 6.3 shall not apply to an Option granted pursuant to assumption of, or substitution for, another option in a manner that complies with Code Section 424(a), whether or not the Option is an Incentive Stock Option.

6.4.                  Manner of Exercise. An Option may be exercised, as to any or all Shares as to which the Option has become exercisable, by written notice delivered in person or by mail to the Secretary of the Company or to such other person as determined by the Committee, specifying the number of Shares with respect to which the Option is being exercised, accompanied by payment of the aggregate Exercise Price for such Shares in the manner specified in the following sentence. The Exercise Price shall be paid in full with respect to each Share, at the time of exercise, either in (i) cash, (ii) if the Company’s Shares are publicly traded, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company or the Trustee, (iii) if the Company’s shares are publicly traded, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company or the Trustee, or (iv) in such other manner as the Committee shall determine, which may include (inter alia) procedures for cashless exercise, which determination may be made with general application to all Awards and Grantees or only with respect to certain Award(s) or Grantee(s).

6.5.                  Term and Vesting of Options. Each Option Agreement shall provide the vesting schedule for the Option as determined by the Committee. To the extent permitted under Applicable Law, the Committee shall have the authority to determine the vesting schedule and accelerate the vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Unless otherwise resolved by the Committee and stated in the Option Agreement, and subject to Sections 6.6 and 6.7 hereof, Options shall vest and become exercisable under the following schedule: twenty-five percent (25%) of the Shares covered by the Option, on the first anniversary of the date on which such Option is granted, provided that the Grantee remains continuously employed by or in the service of the Company or its Subsidiary or Affiliate for that one year, and six and one-quarter percent (6.25%) of the Shares covered by the Option at the end of each subsequent three-month period, provided that the Grantee remains continuously employed by or in the service of the Company or its Subsidiary or Affiliate for that quarter, over the course of the following three (3) years of continued employment by or service for the Company or its Subsidiary or Affiliate. The Option Agreement may contain performance goals and measurements, and the provisions with respect to any Option need not be the same as the provisions with respect to any other Option.  The Exercise Period of an Option will be 10 years from the date of grant of the Option unless otherwise determined by the Committee, but subject to the vesting provisions described above and the early termination provisions set forth in Sections 6.6 and 6.7 hereof; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, such Exercise Period shall not exceed five (5) years from the date of grant of such Option. At the expiration of the Exercise Period, all unexercised Options shall become null and void.

6.6.                  Termination.

6.6.1.                        Unless otherwise resolved by the Committee, and except as provided in this Section 6.6 and in Section 6.7 hereof, an Option may not be exercised unless the Grantee is then in the employ of or maintaining a director, officer, consultant, advisor or supplier relationship with the Company or a Subsidiary or Affiliate thereof or, in the case of an Incentive Stock Option, a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies, and unless the Grantee has remained continuously so employed or in the director, officer, supplier, consultant, or advisor relationship since the date of grant of the Option. In the event that the employment or director, officer or consultant, advisor or supplier relationship of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are unvested at the time of such termination shall terminate on the date of such termination, and all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within up to three (3) months after the date of such termination (or such different period as the Committee shall prescribe); provided, however, that if the Company (or the Subsidiary or Affiliate, when applicable) shall terminate the Grantee’s employment or service for Cause (as defined below) or if, whether or not the Grantee’s employment is terminated by either party, circumstances arise or are discovered with respect to the Grantee that would have constituted Cause for termination of his or her employment or service, all Options theretofore granted to such Grantee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination (or on which such circumstances arise or are discovered, as the case may be) unless otherwise determined by the Committee, and any Shares issued upon exercise of Options by such Grantee shall become subject to the Company’s right to repurchase such Shares against payment of the purchase price previously received by the Company for such Shares upon their issuance.

6.6.2.                        In the case of a Grantee whose principal employer or service recipient is a Subsidiary or Affiliate, the Grantee’s employment shall also be deemed terminated for purposes of this Section 6.6 as of the date on which such principal employer or service recipient ceases to be a Subsidiary or Affiliate. Notwithstanding anything to the contrary, the Committee, in its absolute discretion, may, on such terms and conditions as it may determine appropriate, extend the periods for which the Options held by any Grantee may continue to vest and be exercisable; provided, that such Options may lose their entitlement to certain tax benefits under Applicable Law as a result of the modification of the Option to extend the vesting or exercise period and/or in the event that the Option is exercised beyond the later of: (i) three (3) months after the date of termination of the employment or service relationship ; or (ii) the applicable period under Section 6.7 below with respect to a termination of the employment or service relationship because of the death, Disability or Retirement of Grantee.

6.6.3.                        For purposes of the Plan, a ‘termination’ of employment or service relationship shall not be deemed to occur in case of a transition of a Grantee among any members of the Company ‘group’ (i.e. a termination of employment or service relationship with one ‘group’ member and the simultaneous commencement of — or continued - employment or service relationship with another), nor shall it occur in the event of a change of the Grantee’s relationship status within the ‘group’ (e.g. an Employee becoming a Non-Employee), so long as the Grantee has remained continuously so employed and/or in service relationship with any ‘group’ member(s) throughout the entire period since the date of grant of the Option (the ‘group’ means the Company, its Affiliate and Subsidiaries); provided, however, that, notwithstanding the foregoing and unless determined otherwise by the Committee, in the event that an Award is granted to a Grantee in connection with its employment with or service to the Company or a Subsidiary, then a ‘termination’ of employment or service relationship shall also be deemed to occur for purpose of this Plan upon the first time thereafter on which the Grantee is no longer in the employ of nor maintaining a service relationship with neither the Company nor any of its Subsidiaries, even if at such time the Grantee maintains or simultaneously commences employment or service relationship with an Affiliate of the Company that is not a Subsidiary.

6.6.4.                        For purposes of the Plan, the term “Cause” shall mean  (irrespective of any definition included in any other agreement or instrument applicable to the Grantee, and unless otherwise determined by the Committee and evidenced in the Grantee’s Option Agreement) any of the following: (a) any fraud, embezzlement or felony or similar act by the Grantee (whether or not related to the Grantee’s relationship with the Company); (b) an act of moral turpitude by the Grantee, or any act that causes significant injury to, or is otherwise adversely affecting, the reputation, business, assets, operations or business relationship of the Company (or a Subsidiary or Affiliate, when applicable); (c) any breach by the Grantee of any material agreement between the Company or any Subsidiary or Affiliate and the Grantee (including breach of material confidentiality, non-competition or non-solicitation covenants) or of any material duty of the Grantee to the Company or any Subsidiary or Affiliate thereof; or (d) any act which constitutes a breach of a Grantee’s fiduciary duty towards the Company or an Affiliate or Subsidiary, including without limitation disclosure of confidential information thereof or acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds, or promises to receive either, from individuals, consultants or corporate entities that the Company or an Affiliate or a Subsidiary does business with; or (e) any circumstances that constitute grounds for termination for cause under the Grantee’s employment, consulting or service agreement with the Company or Subsidiary or Affiliate, to the extent applicable. For the avoidance of doubt it is clarified that the determination as to whether a termination is for Cause, shall be made in good faith by the Committee and shall be final and binding on the Grantee.

6.7.                  Death, Disability or Retirement of Grantee. If a Grantee shall die while employed by, or performing service for, the Company or a Subsidiary, or within the three (3) month period after the date of termination of such Grantee’s employment or service (or within such different period as the Committee may have provided pursuant to Section 6.6 hereof), or if the Grantee’s employment or service shall terminate by reason of Disability, all Options theretofore granted to such Grantee may (to the extent otherwise vested and exercisable and unless earlier terminated in accordance with their terms) be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within one (1) year after the death or Disability of the Grantee (or such different period as the Committee shall prescribe). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or service of a Grantee shall terminate on account of such Grantee’s Retirement, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within the three (3) month period after the date of such Retirement (or such different period as the Committee shall prescribe).

6.8.                  Suspension of Vesting. Unless the Board or the Committee provides otherwise, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence, other than in the case of any (a) leave of absence which was pre-approved by the Company for purposes of continuing the vesting of Options, or (b) transfers between locations of the Company or between the Company, any Subsidiary or Affiliate, or any respective successor thereof.

6.9.                  Voting Proxy.  Until immediately after the listing for trading on a stock exchange or market or trading system of the Company’s (or the Successor Corporation’s) shares, the right to vote any Shares acquired under the Plan pursuant to an Award shall, unless otherwise determined by the Committee, be given by the Grantee or the Trustee (if so requested from the Trustee and agreed by the Trustee), as the case may be, pursuant to an irrevocable proxy, to the person or persons designated by the Board. All Awards granted hereunder shall be conditioned upon the execution of such irrevocable proxy. So long as any such Shares are held by a Trustee (and unless a proxy was given by the Trustee as aforesaid), such Shares shall be voted by the Trustee, and unless the Trustee is directed otherwise by the Board, such Shares shall be voted in the same proportion as the result of the shareholder vote at the shareholders meeting or written consent in respect of which the Shares held by the Trustee are being voted. Any irrevocable proxy granted pursuant hereto shall be of no force or effect immediately after the listing for trading on a stock exchange or market or trading system of the Company’s (or the Successor Corporation’s) shares. The provisions of this Section shall apply to the Grantee and to any purchaser, assignee or transferee of any Shares.

6.10.           Other Provisions. The Option Agreement evidencing Awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan as the Committee may determine, at or after the date of grant, including provisions in connection with the restrictions on transferring the Awards, which shall be binding upon the Grantees and other terms and conditions as the Committee shall deem appropriate.

6.11.           Israeli Index Base for 102 Awards. Each 102 Award will be subject to the Israeli index base of the Value of Benefit, as defined in Section 102(a) of the Ordinance, as determined by the Committee in its discretion, pursuant to the Rules, from time to time. In the event that the Company effects a public offering of its shares in any stock exchange outside of Israel, the Committee may amend retroactively the Israeli index base, pursuant to the Rules, without the Grantee’s consent.

6.12.           Securities Law Restrictions. Except as otherwise provided in the applicable Option Agreement or other agreement between the Service Provider and the Company, if the exercise of an Option following the termination of the Service Provider’s employment or service (other than for Cause) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Service Provider’s employment or service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  In addition, unless otherwise provided in a Grantee’s Option Agreement, if the sale of any Shares received upon exercise of an Option following the termination of the Grantee’s employment or service (other than for Cause) would violate the Company’s insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Grantee’s employment or service during which the exercise of the Option would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option as set forth in the applicable Option Agreement.

7.                            NONQUALIFIED STOCK OPTIONS.

Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations.  Nonqualified Stock Options may not be granted to Service Providers who are providing services only to a “parent” of the Company, as such term is defined in Rule 405 of Regulation C under the Securities Act, unless the Shares underlying such Awards are treated as “service recipient stock” under Section 409A of the Code because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards comply with the distribution requirements of Section 409A of the Code.

8.                            INCENTIVE STOCK OPTIONS.

Options granted pursuant to this Section 8 are intended to constitute Incentive Stock Options and shall be granted subject to the following special terms and conditions, the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations:

8.1.                  Eligibility for Awards.  Incentive Stock Options may be granted only to Employees of the Company, or to Employees of a Parent or Subsidiary corporation thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code).

8.2.                  Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options granted under the Plan and all other option plans of any Parent or Subsidiary or Affiliate become exercisable for the first time by each Grantee during any calendar year shall not exceed one hundred thousand United States dollars ($100,000) with respect to such Grantee.  To the extent that the aggregate Fair Market Value of Shares with respect to which the Incentive Stock Options are exercisable for the first time by any Grantee during any calendar years exceeds one hundred thousand United States dollars ($100,000), such Options shall be treated as Nonqualified Stock Options.  The foregoing shall be applied by taking Options into account in the order in which they were granted, with the Fair Market Value of any Share to be determined at the time of the grant of the Option.  In the event the foregoing results in the portion of an Incentive Stock Option exceeding the one hundred thousand United States dollars ($100,000) limitation, only such excess shall be treated as a Nonqualified Stock Option.

8.3.                  Ten Percent Shareholder. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, (i) the Exercise Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant of such Incentive Stock Option, and (ii) the Exercise Period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

8.4.                  Incentive Stock Option Lock-Up Period. No disposition of Shares received pursuant to the exercise of Incentive Stock Options (“ISO Shares”), shall be made by the Grantee within 2 years from the date of grant nor within 1 year after the transfer of such ISO Shares to him. To the extent that the Grantee violates the aforementioned limitations, the Incentive Stock Options shall be deemed to be Nonqualified Stock Options.

8.5.                  Approval. The status of any ISO Shares shall be subject to approval of the Plan by the Company’s shareholders, such approval to be provided 12 months before or after the date of adoption of the Plan by the Board.

8.6.                  Exercise Following Termination. Notwithstanding anything else in the Plan to the contrary, Incentive Stock Options that are not exercised within three (3) months following termination of Grantee’s employment with the Company or its Parent or Subsidiary corporations, or within one year in case of termination of Grantee’s employment with the Company or its Parent or Subsidiary corporations due to a Disability (within the meaning of section 22(e)(3) of the Code), shall be deemed to be Nonqualified Stock Options (without, however, derogating from any provision of the Plan providing for any early termination of such Options following termination of such employment).

8.7.                  Adjustments to Incentive Stock Options. Any Option Agreement providing for the grant of Incentive Stock Options shall indicate that adjustments made pursuant to the Plan with respect to Incentive Stock Options could constitute a “modification” of such Incentive

Stock Options (as that term is defined in Section 424(h) of the Code) or could cause adverse tax consequences for the holder of such Incentive Stock Options and that the holder should consult with his or her tax advisor regarding the consequences of such “modification” on his or her income tax treatment with respect to the Incentive Stock Option.

8.8.                  Notice to Company of Disqualifying Disposition. Each Grantee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Grantee makes a Disqualifying Disposition of any ISO Shares. A “Disqualifying Disposition” is any disposition (including any sale) of such ISO Shares before the later of (i) two years after the date the Grantee was granted the Incentive Stock Option, or (ii) one year after the date the Grantee acquired Shares by exercising the Incentive Stock Option. If the Grantee dies before such ISO Shares are sold, these holding period requirements do not apply and no disposition of the ISO Shares will be deemed a Disqualifying Disposition.

9.                            102 OPTION AWARDS.

9.1.                  Options granted pursuant to this Section 9 are intended to be granted pursuant to Section 102 of the Ordinance pursuant to either (a) Section 102(b)(2) thereof as capital gains track options (“102 Capital Gains Track Options”), or (b) Section 102(b)(1) thereof as ordinary income track options (“102 Ordinary Income Track Options”, and together with 102 Capital Gains Track Options, “102 Trustee Options”).  102 Trustee Options shall be granted subject to the following special terms and conditions contained in this Section 9, the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations.

9.2.                  The Company may grant only one type of 102 Trustee Option at any given time to all Grantees who are to be granted 102 Trustee Options pursuant to the Plan, and shall file an election with the ITA regarding the type of 102 Trustee Option it elects to grant before the date of grant of any 102 Trustee Options (the “Election”). Such Election shall also apply to any bonus shares received by any Grantee as a result of holding the 102 Trustee Options. The Company may change the type of 102 Trustee Option that it elects to grant only after the passage of at least 12 months from the end of the year in which the first grant was made in accordance with the previous Election, or as otherwise provided by Applicable Law. Any Election shall not prevent the Company from granting Options, pursuant to Section 102(c) of the Ordinance without a Trustee (“102 Non-Trustee Options”).

9.3.                  Each 102 Trustee Option will be deemed granted on the date determined by the Committee and stated in a written notice to be provided by the Company, provided that the Grantee has signed all other documents required pursuant to Applicable Law and under the Plan.

9.4.                  Each 102 Trustee Option, each Share issued pursuant to the exercise of any 102 Trustee Option, and any rights granted thereunder, including bonus shares, shall be allotted and issued to and registered in the name of the Trustee and shall be held in trust for the benefit of the Grantee for a period of not less than the requisite period prescribed by the Ordinance and the Rules or such longer period as set by the Committee (the “Required Holding Period”). In the event that the requirements under Section 102 of the Ordinance to qualify an Option as a 102 Trustee Option are not met, then the Option may be treated as a 102 Non-Trustee Option, all in accordance with the provisions of such Section 102 and the Rules.  After termination of the Required Holding Period, the Trustee may release such 102 Trustee Option and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Grantee has paid any applicable taxes due pursuant to the Ordinance or (ii) the Trustee and/or the Company and/or its Affiliate withholds any applicable taxes due pursuant to the Ordinance arising from the 102 Trustee Options and/or any Shares allotted or issued upon exercise of such 102 Trustee Options. The Trustee shall not release any 102 Trustee Options or Shares issued upon exercise thereof prior to the payment in full of the Grantee’s tax liabilities arising from such 102 Trustee Options and/or Shares or the withholding referred to in (ii) above.

9.5.                  Each 102 Trustee Option shall be subject to the relevant terms of the Ordinance and the Rules, which shall be deemed an integral part of the 102 Trustee Option and shall prevail over any term contained in the Plan or Option Agreement that is not consistent therewith. Any provision of the Ordinance, the Rules and any approvals by the Income Tax Commissioner not expressly specified in the Plan or Option Agreement that, as determined by the Committee, are necessary to receive or maintain any tax benefit pursuant to Section 102 of the Ordinance shall be binding on the Grantee. The Grantee granted a 102 Trustee Option shall comply with the Ordinance and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. The Grantee agrees to execute any and all documents that the Company and/or its Affiliates and/or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and the Rules.

9.6.                  During the Required Holding Period, the Grantee shall not release from trust or sell, assign, transfer or give as collateral, the Shares issuable upon the exercise of a 102 Trustee Option and/or any securities issued or distributed with respect thereto, until the expiration of the Required Holding Period. Notwithstanding the above, if any such sale or release occurs during the Required Holding Period it will result in adverse tax consequences to the Grantee under Section 102 of the Ordinance and the Rules, which shall apply to and shall be borne solely by such Grantee. Subject to the foregoing, the Trustee may, pursuant to a written request from the Grantee, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such release or transfer: (i) payment has been made to the ITA of all taxes required to be paid upon the release and transfer of the Shares, and confirmation of such payment has been received by the Trustee and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, the Option Agreement and any Applicable Law.

9.7.                  If a 102 Trustee Option is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Grantee. If such 102 Trustee Option is exercised after the expiration of the Required

Holding Period, the Shares issued upon such exercise shall, at the election of the Grantee, either (i) be issued in the name of the Trustee for the benefit of the Grantee, or (ii) be issued to the Grantee, provided that the Grantee first complies with all applicable provisions of the Plan and that all taxes required to be paid upon the issuance of such Shares to the Grantee shall have been fully paid to the ITA, and confirmation of such payment has been received by the Company.

9.8.                  The foregoing provisions of this Section 9 relating to 102 Trustee Options shall not apply with respect to 102 Non-Trustee Options, which shall, however, be subject to the relevant provisions of Section 102 of the Ordinance and the Rules.

9.9.                  Upon receipt of a 102 Trustee Option, the Grantee will sign an undertaking to release the Trustee from any liability with respect to any action or decision duly taken and executed in good faith by the Trustee in relation to the Plan, or any 102 Trustee Option or Share granted to such Grantee thereunder.

10.                     3(9) OPTION AWARD.

10.1.           Options granted pursuant to this Section 10 are intended to constitute 3(9) Option Awards and shall be granted subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations.

10.2.           To the extent required by the Ordinance or the ITA or otherwise deemed by the Committee prudent or advisable, the 3(9) Option Awards granted pursuant to the Plan shall be issued to a Trustee nominated by the Committee in accordance with the provisions of the Ordinance.  In such event, the Trustee shall hold such Options in trust, until exercised by the Grantee, pursuant to the Company’s instructions from time to time as set forth in a trust agreement, which will have been entered into between the Company and the Trustee.  If determined by the Board or the Committee, and subject to such trust agreement, the Trustee shall be responsible for withholding any taxes to which a Grantee may become liable upon the exercise of Options.

11.                    RESTRICTED SHARES.

The Committee may award Restricted Shares to any eligible Grantee, including under Section 102 of the Ordinance. Each Award of Restricted Shares under the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Share Agreement”), in such form as the Committee shall from time to time approve. The Restricted Share Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

11.1.           Number of Shares. Each Restricted Share Agreement shall state the number of Shares covered by an Award.

11.2.           Purchase Price. Each Restricted Share Agreement may state an amount of purchase price to be paid by the Grantee, if any, in consideration for the issuance of the Restricted Shares and the terms of payment thereof, which may include, payment by issuance of promissory notes or other evidence of indebtedness on such terms and conditions as determined by the Committee.

11.3.           Vesting. Each Restricted Share Agreement shall provide the vesting schedule for the Restricted Shares as determined by the Committee, provided that (to the extent permitted under Applicable Law) the Committee shall have the authority to determine the vesting schedule and accelerate the vesting of any outstanding Restricted Share at such time and under such circumstances as it, in its sole discretion, deems appropriate. Unless otherwise resolved by the Committee and stated in the Restricted Share Agreement, Restricted Shares shall vest in the same vesting schedule as set forth in Section 6.5 hereof.

11.4.           Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution (in which case they shall be transferred subject to all restrictions then or thereafter applicable thereto), until such restricted shares shall have vested as provided in Section 11.3 (the period from the date of the Award until the date of vesting of the Restricted Share thereunder being referred to herein as the “Restricted Period”).The Committee may also impose such additional or alternative restrictions and conditions on the Restricted Shares, as it deems appropriate, including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee or pursuant to the provisions of any Company policy required under mandatory provisions of Applicable Law. Certificates for shares issued pursuant to Restricted Share Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect.  Such certificates may, if so determined by the Committee, be held in escrow by an escrow agent appointed by the Committee, or, if a Restricted Share Award is made pursuant to Section 102 of the Ordinance, by the Trustee. In determining the Restricted Period of an Award the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded Restricted Shares on successive anniversaries of the date of such Award. To the extent required by the Ordinance or the ITA, the Restricted Shares issued pursuant to Section 102 of the Ordinance shall be issued to the Trustee in accordance with the provisions of the Ordinance and the Restricted Shares shall be held for the benefit of the Grantee for such period as may be required by the Ordinance.

11.5.           Adjustment of Performance Goals. The Committee may adjust performance goals to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances.  The Committee also may adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an Award if and to the extent that the Committee deems it appropriate.

11.6.           Forfeiture. Subject to such exceptions as may be determined by the Committee, if the Grantee’s continuous employment with or service to the Company or any Subsidiary or

Affiliate shall terminate for any reason prior to the expiration of the Restricted Period of an Award or prior to the payment in full of the purchase price of any Restricted Shares with respect to which the Restricted Period has expired, any Shares remaining subject to vesting or with respect to which the purchase price has not been paid in full, shall thereupon be forfeited and shall be deemed transferred to, and reacquired by, or cancelled by, as the case may be, the Company or a Subsidiary at no cost to the Company or Subsidiary, subject to all Applicable Laws. Upon forfeiture of Restricted Shares, the Grantee shall have no further rights with respect to such Restricted Shares.  The provisions of Sections 6.6 and 6.7 above shall apply in determining the occurrence of a ‘termination’ of employment or service for purpose of this Section 11.6, mutatis mutandis.

11.7.           Ownership. During the Restricted Period the Grantee shall possess all incidents of ownership of such Restricted Shares, subject to Section 6.9 and Section 11.4, including the right to vote and receive dividends with respect to such Shares.  All distributions, if any, received by a Grantee with respect to Restricted Shares as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

12.                     RESTRICTED SHARE UNITS.

12.1.           An RSU is an Award covering a number of Shares that is settled by issuance of those Shares. An RSU may be awarded to any eligible Grantee, including under Section 102 of the Ordinance.  Each grant of RSUs under the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Share Unit Agreement”), in such form as the Committee shall from time to time approve. Such RSUs shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Unit Agreements entered into under the Plan need not be identical. RSUs may be granted in consideration of a reduction in the recipient’s other compensation.

12.2.           Other than the nominal value of the Shares, no payment of cash shall be required as consideration for RSUs. RSUs may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Unit Agreement.

12.3.           Without limitation of Section 6.9, no voting or dividend rights as a shareholder shall exist prior to the actual issuance of Shares in the name of the Grantee.  Notwithstanding anything else in the Plan (as may be amended from time to time) to the contrary, unless otherwise specified by the Committee, each RSU shall be for a term of seven (7) years. Each Restricted Share Unit Agreement shall specify its term and any conditions on the time or times for settlement, and provide for expiration prior to the end of its term in the event of termination of Grantee’s employment with or service to the Company or any Subsidiary or Affiliate, and may provide for earlier settlement in the event of the Grantee’s death, Disability or other events. The provisions of Sections 6.6 and 6.7 above shall apply in determining the occurrence of a ‘termination’ of employment or service for purpose of this Section 12.3, mutatis mutandis.

12.4.           Settlement of vested RSUs shall be made in the form of Shares. Distribution to a Grantee of an amount (or amounts) from settlement of vested RSUs can be deferred to a date after settlement as determined by the Committee. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until the grant of RSUs is settled, the number of such RSUs shall be subject to adjustment pursuant hereto.

12.5.           Notwithstanding anything to the contrary set forth herein, any RSUs granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such restrictions or other provisions so that such RSUs will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Restricted Share Unit Agreement evidencing such RSU Award.  For example, such restrictions may include a requirement that any Shares that are to be issued in a year following the year in which the RSU Award vests must be issued in accordance with a fixed, pre-determined schedule.

13.                     OTHER SHARE OR SHARE-BASED AWARDS.

The Committee may grant other Awards under the Plan pursuant to which Shares (which may, but need not, be Restricted Shares pursuant to Section 11 hereof), cash (in settlement of Share-based Awards) or a combination thereof, are or may in the future be acquired or received, or Awards denominated in stock units, including units valued on the basis of measures other than market value. The Committee may also grant stock appreciation rights without the grant of an accompanying option, which rights shall permit the Grantees to receive, at the time of any exercise of such rights, cash equal to the amount by which the Fair Market Value of all Shares in respect to which the right was granted exceeds the exercise price thereof. The Committee may, and it is hereby deemed to be an Award under the terms of the Plan, grant to Grantees (including Employees) the opportunity to purchase Shares of the Company in connection with any public offerings of the Company’s securities. Such other Share-based Awards may be granted alone, in addition to, or in tandem with any Award of any type granted under the Plan and must be consistent with the purposes of the Plan.

14.                     EFFECT OF CERTAIN CHANGES.

14.1.           General. In the event of a subdivision of the outstanding Shares of the Company, any distribution of a stock dividend (bonus shares), a consolidation of shares, a stock split, a reverse stock split, a reclassification with respect to the Shares (each, a “Recapitalization”), then the total number and class of the Shares reserved under the Plan, the number and class of the Shares underlying the Awards subject to the Plan and the Exercise Price of the Options subject to the Plan, shall be appropriately and equitably adjusted so as to maintain through such an event the proportionate equity portion represented by the Awards and the total Exercise Price of the Options. In any of the foregoing Recapitalization events, or in the event of the distribution by the Company of subscription rights (rights offering) on outstanding shares, and in the event of a recapitalization, a reorganization (which may include a combination or exchange of Shares), a spin-off or other corporate divestiture or division, or other similar occurrence or the declaration of a dividend payable in a form other than Shares, the Committee shall have the authority (but shall not be required) to make, without the need for a consent of any holder of an Award, such adjustments as determined by the Committee to be appropriate, in its discretion, in order to adjust (i) the number and class of Shares available for grants of Awards, (ii) the number and class of Shares covered by outstanding Awards, (iii) the exercise price per share covered by any Award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding Awards, and (v) any other terms of the Award that in the opinion of the Committee should be adjusted; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share and that the Company shall have no obligation to make any cash or other payment with respect to such fractional shares; and provided further that no adjustment shall be made by reason of any other issuance of shares by the Company.

14.2.           Merger and Sale of Company.  In the event of (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the shares of the Company, or an acquisition by a shareholder of the Company or by an Affiliate of such shareholder, of all the shares of the Company held by other shareholders or by other shareholders who are not Affiliated with such acquiring party; (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; (iv) a scheme or arrangement for the purpose of effecting such sale, merger or amalgamation; or (v) such other transaction or set of circumstances that is determined by the Committee, in its discretion, to be a transaction having a similar or comparable effect (all such transactions being herein referred to as a “Merger/Sale”), then, without derogating from the Board’s and/or Committee’s general power under the Plan and without the Grantee’s consent and action and without any prior notice requirement:

14.2.1.                 Unless otherwise determined by the Committee in its sole and absolute discretion, any Award then outstanding shall be assumed or an equivalent Award shall be substituted by the successor corporation in such Merger/Sale or any Parent or Affiliate thereof as determined by the Board in its discretion (the “Successor Corporation”), under substantially the same terms as the Award;

For the purposes of this Section 14.2.1, the Award shall be considered assumed if, following a Merger/Sale, the Award confers on the holder thereof the right to purchase or receive, for each Share underlying an Award immediately prior to the Merger/Sale, either (i) the consideration (whether stock, cash, or other securities or property) distributed to or received by holders of Shares in the Merger/Sale for each Share held on the effective date of the Merger/Sale (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares), which may be subject to vesting and other terms as determined by the Committee in its discretion, or (ii) regardless of the consideration received by the holders of Shares in the Merger/Sale, solely shares (or their equivalent) of the Successor Corporation at a value to be determined by the Committee in its discretion, which may be subject to vesting and other terms as determined by the Committee in its discretion. The foregoing shall not limit the Committee’s authority to determine, in its sole discretion, that in lieu of such assumption or substitution of Awards for Awards of the Successor Corporation, such Award will be substituted for any other type of asset or property, including under Section 14.2.2 hereunder.

14.2.2.                 In the event that the Awards are not assumed or substituted by an equivalent Award, then the Committee may (but shall not be obligated to), in lieu of such assumption or substitution of the Award and in its sole discretion, (i) provide for the Grantee to have the right to exercise the Award, or otherwise for the acceleration of vesting of such Award, as to all or part of the Shares, including Shares covered by the Award which would not otherwise be exercisable or vested, under such terms and conditions as the Committee shall determine, including the cancellation of all unexercised Awards upon closing of the Merger/Sale; and/or (ii) provide for the cancellation of each outstanding Award at the closing of such Merger/Sale, and payment to the Grantee of an amount in cash as determined by the Committee to be fair in the circumstances (with full authority to determine the method for making such determination, which may be the Black-Scholes model or any other method, and which determination shall be conclusive and binding on all parties, and which may be zero if the value of the Shares is determined to be less than the Exercise Price), and subject to such terms and conditions as determined by the Committee.  Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Shares in connection with the Merger/Sale is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

14.2.3.                 Notwithstanding the foregoing, in the event of a Merger/Sale, the Committee may determine, in its sole discretion, that upon completion of such Merger/Sale, the terms of any Award be otherwise amended, modified or terminated, as the Committee shall deem in good faith to be appropriate, and if an Option Award, that the Option Award shall confer the right to purchase or receive any other security or asset, or any combination thereof, or that its terms be otherwise amended, modified or terminated, as the Committee shall deem in good faith to be appropriate. Neither the authorities and powers of the Committee under this Section 14.2, nor the exercise or implementation thereof, shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Award, and (ii) as, inter alia, being a feature of the Award upon its grant, be deemed to constitute a change or an amendment of the rights of such holder under the Plan, nor shall any such adverse consequences (as well as any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such holder under the Plan that requires the consent of such holder to such change.

14.2.4.                 The Committee need not take the same action with respect to all Awards or with respect to all Service Providers.  The Committee may take different actions with respect to the vested and unvested portions of an Award.

14.3.           Reservation of Rights. Except as expressly provided in this Section 14, the Grantee of an Award hereunder shall have no rights by reason of any subdivision or consolidation of shares of any class or the payment of any stock dividend (bonus shares), any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, Merger/Sale, or consolidation, divestiture or spin-off of assets or shares of another company. Any issue by the Company of shares of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, type or price of shares subject to an Award.  The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

15.                     NON-TRANSFERABILITY OF AWARDS; SURVIVING BENEFICIARY.

15.1.           All Awards granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, unless otherwise determined by the Board or under the Plan, provided that with respect to Shares issued upon exercise of Options, the restrictions on transfer shall be the restrictions referred to in Section 16 (‘Conditions upon Issuance of Shares’) hereof.  Awards may be exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee or by his guardian or legal representative, to the extent provided for herein. Any transfer of an Award not permitted hereunder (including transfers pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) and any grant of any interest in any Award to, or creation in any way of any interest in any Award by, any party other than the Grantee shall be null and void and shall not confer upon any party or person, other than the Grantee, any rights. A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary. Notwithstanding the foregoing, upon the request of the Grantee and subject to Applicable Law the Committee, at its sole discretion, may permit the Grantee to transfer the Award to a family trust.

15.2.           As long as the Shares are held by the Trustee in favor of the Grantee, all rights possessed by the Grantee over the Shares are personal, and may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

15.3.           The provisions of this Section 15 shall apply to the Grantee and to any purchaser, assignee or transferee of any Shares.

16.                     CONDITIONS UPON ISSUANCE OF SHARES.

16.1.           Legal Compliance.  Shares shall not be issued pursuant to the exercise or settlement of an Award, unless the exercise or settlement of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws as determined by counsel to the Company. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and the inability to issue Shares hereunder due to non-compliance with any Company policies with respect to the sale of Shares, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority or compliance shall not have been obtained or achieved. Shares issued pursuant to an Award shall be subject to the Articles of Association of the Company, any shareholders agreement applicable to all or substantially all of the Company’s holders of Shares (regardless of whether or not the Grantee is party to such shareholders agreement) and any other governing documents of the Company, including all policies, manuals and internal regulations adopted by the Company from time to time, as may be amended from time to time, including any provisions included therein concerning restrictions or limitations on transferability of Shares (such as, but not limited to, right of first refusal and lock up/market stand-off) or grant of any rights with respect thereto and any provisions concerning restrictions on the use of inside information and other provisions deemed by the Company to be appropriate in order to ensure compliance with Applicable Laws, statutes and regulations.

16.2.           Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, and make other representations as may be required under applicable securities laws if, in the opinion of counsel for the Company, such representations are required, all in form and content specified by the Company.

17.                    MARKET STAND-OFF

17.1.           In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act or equivalent law in another jurisdiction, the Grantee shall not directly or indirectly, without the prior written consent of the Company or its underwriters, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares acquired under the Plan, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares acquired under the Plan, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares acquired under the Plan or such other securities, in cash or otherwise. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the effective date of the registration statement relating to such offering as may be requested by the Company or such underwriters, provided, however, that in any event, such period shall not exceed 180 days following the effective date for the registration statement relating to the Company’s initial public offering or 90 days following the effective date of any other registration statement.

17.2.           In the event of a subdivision of the outstanding share capital of the Company, the declaration and payment of a stock dividend (distribution of bonus shares), the declaration and payment of an extraordinary dividend payable in a form other than stock, a recapitalization, a reorganization (which may include a combination or exchange of shares or a similar transaction affecting the Company’s outstanding securities without receipt of consideration), a consolidation, a stock split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, an adjustment in conversion ratio, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off.

17.3.           In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under the Plan until the end of the applicable stand-off period.

17.4.           The underwriters in connection with a registration statement so filed are intended to be third party beneficiaries of this Section 17 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

17.5.           The provisions of this Section 17 shall apply to the Grantee and to any purchaser, assignee or transferee of any Shares.

18.                     AGREEMENT BY GRANTEE REGARDING TAXES.

18.1.           If the Committee shall so require, as a condition of exercise of an Award, the release of Shares by the Trustee or the expiration of the Restricted Period, a Grantee shall agree that, no later than the date of such occurrence, he will pay to the Company or make arrangements satisfactory to the Committee and the Trustee (if applicable) regarding payment of any applicable taxes of any kind required by Applicable Law to be withheld or paid.

18.2.           ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY AWARDS OR THE EXERCISE THEREOF, THE SALE OR DISPOSITION OF ANY SHARES GRANTED HEREUNDER OR ISSUED UPON EXERCISE OF ANY AWARD OR FROM ANY OTHER ACTION OF THE GRANTEE IN CONNECTION WITH THE FOREGOING (INCLUDING WITHOUT LIMITATION ANY TAXES OR COMPULSORY PAYMENTS, SUCH AS SOCIAL SECURITY, PAYABLE BY THE COMPANY IN CONNECTION THEREWITH) SHALL BE BORNE AND PAID SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY, ITS SUBSIDIARIES AND AFFILIATES AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON. EACH GRANTEE AGREES TO, AND UNDERTAKES TO COMPLY WITH, ANY RULING, SETTLEMENT, CLOSING AGREEMENT OR OTHER SIMILAR AGREEMENT OR ARRANGEMENT WITH ANY TAX AUTHORITY IN CONNECTION WITH THE FOREGOING WHICH IS APPROVED BY THE COMPANY.

THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING AWARDS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE GRANTEE ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE GRANTEE. IN

ADDITION, THE COMPANY DOES NOT UNDERTAKE OR ASSUME ANY RESPONSIBILITY TO THE EFFECT THAT ANY AWARD SHALL BENEFIT FROM ANY PARTICULAR TAX TREATMENT OR TAX ADVANTAGE OF ANY TYPE AND THE COMPANY SHALL BEAR NO LIABILITY IN CONNECTION WITH THE MANNER IN WHICH ANY AWARD IS EVENTUALLY TREATED FOR TAX PURPOSES.

18.3.           The Company or any Subsidiary or Affiliate may take such action as it may deem necessary or appropriate, in its discretion, for the purpose of or in connection with withholding of any taxes which the Company or any Subsidiary or Affiliate is required by any Applicable Law to withhold in connection with any Awards (collectively, “Withholding Obligations”). Such actions may include (i) requiring a Grantees to remit to the Company in cash an amount sufficient to satisfy such Withholding Obligations and any other taxes and compulsory payments, such as social security, payable by the Company in connection with the Award or the exercise thereof; (ii) subject to Applicable Law, allowing the Grantees to provide Shares to the Company, in an amount that at such time, reflects a value that the Committee determines to be sufficient to satisfy such Withholding Obligations; (iii) withholding Shares otherwise issuable upon the exercise of an Award at a value which is determined by the Committee to be sufficient to satisfy such Withholding Obligations; or (iv) any combination of the foregoing. The Company shall not be obligated to allow the exercise of any Award by or on behalf of a Grantee until all tax consequences arising from the exercise of such Award are resolved in a manner acceptable to the Company.

18.4.           Each Grantee shall notify the Company in writing promptly and in any event within ten (10) days after the date on which such Grantee first obtains knowledge of any tax bureau inquiry, audit, assertion, determination, investigation, or question relating in any manner to the Awards granted or received hereunder or Shares issued thereunder and shall continuously inform the Company of any developments, proceedings, discussions and negotiations relating to such matter, and shall allow the Company and its representatives to participate in any proceedings and discussions concerning such matters.  Upon request, a Grantee shall provide to the Company any information or document relating to any matter described in the preceding sentence, which the Company, in its discretion, requires.

18.5.           With respect to 102 Non-Trustee Options, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate with whom the Grantee is employed a security or guarantee for the payment of taxes due at the time of sale of Shares, all in accordance with the provisions of Section 102 of the Ordinance and the Rules.

19.                     RIGHTS AS A SHAREHOLDER; VOTING AND DIVIDENDS.

19.1.           Subject to Section 11.7, a Grantee shall have no rights as a shareholder of the Company with respect to any Shares covered by an Award until the Grantee shall have exercised the Award (in the case of an Option or similar Award), paid the exercise price (to the extent applicable) and become the record holder of the subject Shares.  In the case of 102 Option Awards or 3(9) Option Awards (if such Share Options are being held by a Trustee), the Trustee shall have no rights as a shareholder of the Company with respect to the Shares covered by such Award until the Trustee becomes the record holder for such Shares for the Grantee’s benefit, and the Grantee shall have no rights as a shareholder of the Company with respect to the Shares covered by the Award until the date of the release of such Shares from the Trustee to the Grantee and the transfer of record ownership of such Shares to the Grantee. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date on which the Grantee or Trustee (as applicable) becomes the record holder of the Shares covered by an Award, except as provided in Section 14 hereof.

19.2.           With respect to all Awards issued in the form of Shares hereunder or upon the exercise of Awards hereunder, any and all voting rights attached to such Shares shall be subject to Section 6.9, and the Grantee shall be entitled to receive dividends distributed with respect to such Shares, subject to the provisions of the Company’s Articles of Association, as amended from time to time, and subject to any Applicable Law.

19.3.           The Company may, but shall not be obligated to, register or qualify the sale of Shares under any applicable securities law or any other applicable law.

20.                     NO REPRESENTATION BY COMPANY.

By granting the Awards, the Company is not, and shall not be deemed as, making any representation or warranties to the Grantee regarding the Company, its business affairs, its prospects or the future value of its Shares.

21.                     NO RETENTION RIGHTS.

Nothing in the Plan or in any Award granted or agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of, or be in a consultant, advisor, director, officer or supplier relationship with, the Company or any Subsidiary or Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee’s employment or service. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or be in a consultant, advisor, director, officer or supplier relationship with, the Company or any Subsidiary or Affiliate. No Grantee shall be entitled to claim against the Company or any Subsidiary or Affiliate that he or she was prevented from continuing to vest Awards as of the date of termination of his or her employment with, or services to, the Company or any Subsidiary or Affiliate. Such Grantee shall not be entitled to any compensation in respect of the Awards which would have vested in his or her favor had such Grantee’s employment or engagement with the Company (or any Subsidiary or Affiliate) not been terminated.

22.                     PERIOD DURING WHICH AWARDS MAY BE GRANTED.

Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the Effective Date. From and after the tenth (10th) anniversary of the Effective Date no grants of Awards may be made and the Plan shall continue to be in full force and effect solely with respect to such Awards that remain outstanding. The Plan shall terminate at such time after the tenth (10th) anniversary of the Effective Date that no Awards remain outstanding.

23.                     TERM OF AWARD.

Anything herein to the contrary notwithstanding, but without derogating from the provisions of Sections 6.6, 6.7 or 8.3 hereof, if any Award, or any part thereof, has not been exercised and the Shares covered thereby not paid for within the term of the Award as determined by the Committee, which in any event shall not exceed ten (10) years after the date on which the Award was granted, as set forth in the Notice of Grant in the Grantee’s Award, such Award, or such part thereof, and the right to acquire such Shares shall terminate, and all interests and rights of the Grantee in and to the same shall expire. In the case of Shares held by a Trustee, the Grantee shall elect whether to release such Shares from trust or sell the Shares and upon such release or sale such trust shall expire.

24.                     AMENDMENT AND TERMINATION OF THE PLAN.

The Board at any time and from time to time may suspend, terminate, modify or amend the Plan, whether retroactively or prospectively; provided, however, that, unless otherwise determined by the Board, an amendment which requires shareholder approval in order for the Plan to continue to comply with any Applicable Law shall not be effective unless approved by the requisite vote of shareholders, and provided further that except as provided herein, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously granted, without the written consent of Grantees holding a majority in interest of the Awards so affected, and in the event that such consent is obtained, all Awards so affected and the holders thereof shall be bound by and be deemed amended as set forth in, such consent.

25.                     APPROVAL.

25.1.           The Plan shall take effect upon its adoption by the Board (the “Effective Date”), except that solely with respect to grants of Incentive Stock Options the Plan shall also be subject to approval, within one year of the Effective Date, by a majority of the votes cast on the proposal at a meeting or a written consent of shareholders.  Failure to obtain approval by the shareholders shall not in any way derogate from the valid and binding effect of any grant of an Award, which is not an Incentive Stock Option. Upon approval of the Plan by the shareholders of the Company as set forth above, all Incentive Stock Options granted under the Plan on or after the Effective Date shall be fully effective as if the shareholders of the Company had approved the Plan on the Effective Date.  Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under Applicable Law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the Applicable Law.

25.2.           The 102 Awards are subject to the approval, if required, of the ITA and receipt by the Company of all approvals thereof.

26.                    RULES PARTICULAR TO SPECIFIC COUNTRIES; SECTION 409A.

Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be amended with respect to a particular country by means of an appendix to the Plan, and to the extent that the terms and conditions set forth in any appendix conflict with any provisions of the Plan, the provisions of the appendix shall govern. Terms and conditions set forth in the Appendix shall apply only to Awards granted to a Grantee under the jurisdiction of the specific country that is the subject of the appendix and shall not apply to Awards issued to a Grantee not under the jurisdiction of such country. The adoption of any such appendix shall be subject to the approval of the Board or the Committee, and if required in connection with the application of certain tax treatment, pursuant to applicable stock exchange rules or regulations or otherwise, then also the approval of the shareholders of the Company at the required majority. To the extent applicable, the Plan and any agreement hereunder shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Board determines that any Award may be subject to Section 409A of the Code, the Board may adopt such amendments to the Plan and such agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (b) comply with the requirements of Section 409A of the Code.

27.                     GOVERNING LAW; JURISDICTION.

The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Israel, except with respect to matters that are subject to tax laws, regulations and rules of any specific jurisdiction, which shall be governed by the respective laws, regulations and rules of such jurisdiction. Certain definitions, which refer to laws other than the laws of such jurisdiction, shall be construed in accordance with such other laws.  The courts of competent jurisdiction located in Tel-Aviv-Jaffa, Israel shall have exclusive jurisdiction over any dispute arising out of or in connection with the Plan and any Award granted hereunder.  By signing any Option Agreement or other agreement relating to an Award hereunder each Grantee irrevocably submits to such exclusive jurisdiction as applicable.

28.                     NON-EXCLUSIVITY OF THE PLAN.

Neither the adoption of the Plan by the Board nor the submission of the Plan to shareholders of the Company for approval (to the extent required under Applicable Law) shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Subsidiary now has lawfully put into effect, including any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term or long-term incentive plans.

29.                     MISCELLANEOUS.

29.1.           Additional Terms. Each Award awarded under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

29.2.           Severability. If any provision of the Plan or any Option Agreement, Restricted Share Agreement, Restricted Share Unit Agreement or any other agreement entered into in connection with an Award shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.  In addition, if any particular provision contained in the Plan or any Option Agreement, Restricted Share Agreement, Restricted Share Unit Agreement or any other agreement entered into in connection with an Award shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to fullest extent compatible with Applicable Law as it shall then appear.

29.3.           Captions and Titles. The use of captions and titles in the Plan or any Option Agreement, Restricted Share Agreement, Restricted Share Unit Agreement or any other agreement entered into in connection with an Award is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such agreement.

*                                         *                                         *